Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.                                                                                                                Press Release

For Immediate Release

JANICE SMITH PROMOTED TO SENIOR VICE PRESIDENT
AT OVERSEAS SHIPHOLDING GROUP

New York, NY – March 8, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that Janice Smith has been promoted to Senior Vice President of OSG.  In addition to her promotion, Ms. Smith will assume responsibility for governmental affairs for the Company. She will maintain her current role as Chief Risk Officer, to which she was promoted in 2010. Her new title will be Senior Vice President, Chief Risk Officer and Head of Governmental Affairs.

Morten Arntzen, President and CEO said, “For the past two years, Janice has played a key role in elevating enterprise risk management at OSG. I am pleased to recognize her accomplishments with this promotion and the additional responsibility of leading our governmental affairs program. I am confident Janice will ably lead our public policy efforts in the same manner in which she has developed our approach to managing corporate risk.”

Prior to joining OSG in 2007 as Deputy General Counsel, Ms. Smith was corporate partner at Proskauer Rose LLP, where her practice focused on advising clients in a variety of corporate finance transactions.

Ms. Smith holds a juris doctor degree from Fordham University School of Law in New York and a bachelor of business administration degree from Iona College in New Rochelle, New York.  Her bar admissions include New York and Washington D.C.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact
John Collins, Vice President Investor Relations, OSG Ship Management, Inc., +1 212-578-1699.